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                                                                     Exhibit 2.1


                            INTER-CREDITOR AGREEMENT



THIS AGREEMENT dated the _____ day of ___________________, 2004.

AMONG:

                  MITSUI MATSUSHIMA CANADA LTD., a company incorporated pursuant to the laws of British Columbia and with an address for notices at 1600 - 777 Dunsmuir Street, Box 10425 Pacific Centre, Vancouver, British Columbia, V7Y 1K4

                  (hereinafter called "Mitsui")

AND:

                  MARUBENI CORPORATION, a company incorporated pursuant to the laws of Japan, and with an address for notices c/o Marubeni Canada Ltd., Suite 3060, Bow Valley Square 2, 205 - 5th Avenue, South West, Calgary, Alberta T2P 2V7

                  (hereinafter called "Marubeni")

AND:

                  FALLS MOUNTAIN COAL INC., a company incorporated under the laws of the Province of British Columbia and having its head office at Suite 501 - 535 Thurlow Street, Vancouver, British Columbia, V6E 3L2

                  and

                  PINE VALLEY COAL LTD., a corporation incorporated under the laws of Alberta and having its head office in British Columbia at Suite 501 - 535 Thurlow Street, Vancouver, British Columbia, V6E 3L2

                  (Falls Mountain Coal Inc. and Pine Valley Coal Ltd., collectively, the "Companies")

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WHEREAS:

A. The Companies are indebted to Mitsui pursuant to the agreement entitled "Amended and Restated Agreement for the Sale & Purchase of Joint Venture Interest" dated March 10, 2004, among, inter alia, the Companies and Mitsui, as the same may be amended, extended, renewed, replaced, restated and in effect from time to time (the "Mitsui Agreement") and have granted certain security to Mitsui to secure their respective debts, liabilities and obligations under or pursuant to the Mitsui Agreement;

B. Marubeni has agreed to make available to the Companies a loan facility pursuant to the agreement entitled "Coal Purchase and Financing Agreement" dated ________________, 2004, among, inter alia, the Companies and Marubeni, as the same may be amended, extended, renewed, replaced, restated and in effect from time to time (the "Marubeni Agreement") and the Companies have agreed to grant certain security to Marubeni to secure their respective debts, liabilities and obligations under or pursuant to the Marubeni Agreement;

C. Mitsui and Marubeni (collectively, the "Lenders") and the Companies have agreed to enter into this Agreement.


NOW THEREFORE WITNESSETH that for valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties hereto hereby agree as follows:

1.       DEFINITIONS

In this Agreement:

         (a) "Assets" means all of the presently owned or held and after acquired or held property of each of the Companies, real and personal, of whatsoever nature and kind and wheresoever situate, secured by the Lenders' Security (as defined below) including without limitation all presently owned and after-acquired coal licenses and coal leases and all proceeds and renewals thereof and therefrom, accretions thereto and substitutions therefor;


         (b) "Mitsui Security" means, collectively, the Mitsui Agreement and any and all security granted by the Companies, or either of them to Mitsui, including without limitation the general security agreement granted by the Companies in favour of Mitsui which creates or purports to create a mortgage, charge or security interest upon or in all or any part of the Assets, and which is the subject of or derives its priority from any registration as described in Part I of Schedule A hereto, together with any modifications, extensions, renewals or substitutions thereof or therefor in effect from time to time;


         (c) "Marubeni Security" means, collectively, the Marubeni Agreement and any and all security granted by the Companies, or either of them to Marubeni, including without limitation the general security agreement granted by the Companies in favour of Marubeni which creates or purports to create a mortgage, charge or security interest upon or in all or any part of the Assets, and which is the subject of or derives its priority from any registration as described in Part II of Schedule A hereto, together with any modifications, extensions, renewals or substitutions thereof or therefor in effect from time to time;

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         (d)    "Lenders' Security" means, collectively, the Mitsui Security and the Marubeni Security; and

         (e) except where the context may otherwise require, all references to the Assets, the Mitsui Security, the Marubeni Security and the Lenders' Security include where applicable each or any of them or any part or parts thereof separately.

2.       PARI PASSU SECURITY AND PRO RATA PAYMENTS

The Lenders hereby agree as follows:

         (a) the interest of each of the Lenders in the Assets under their respective Lenders' Security shall rank pari passu, each with the other, on the basis of the amounts outstanding at any time and from time to time to each Lender under or secured by the respective Lenders' Security, as if the same and any security collateral or ancillary thereto had been executed and registered at the same instant in time and the full amounts secured by the Lenders' Security had been advanced contemporaneously by the Lenders;

         (b) any default under either of the Lenders' Security shall constitute default under the other Lenders' Security. Either of the Lenders may, in its absolute discretion, upon delivery of prior written notice to the other Lender, make demand upon the Companies, or either of them, for repayment of the indebtedness secured by that Lenders' Security and such Lender may proceed to realize upon its respective security as it sees fit;

         (c) all monies and consideration received or acquired by a Lender as a result of enforcement of, against or with respect to, or other disposition pursuant to any or all of the Lenders' Security held by that Lender which has commenced the proceedings, or the Assets included therein or charged thereby, shall be received and held by the recipient thereof in trust for both of the Lenders and after payment of all reasonable costs of enforcement or disposition, shall be shared between the Lenders pro rata in proportion to the amount of the indebtedness and liabilities then outstanding by both of the Companies to each Lender respectively, or in such other proportions as may be determined by or as otherwise agreed between the Lenders;

         (d) subject to subsection 2(h) below, prior to delivery of a notice of commencement of enforcement proceedings under paragraph 2(b), above, by either of the Lenders, all monies paid to or otherwise received by a Lender in respect of the indebtedness owing by the Companies, or either of them, to that Lender, may be applied by that Lender against the indebtedness and liabilities of the Companies owed to such Lender in such manner as that Lender may see fit;
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         (e)    each of the Lenders agree to provide 24 hour advance notice to the other of any decision to commence enforcement proceedings or otherwise realize upon any of its Lenders' Security, and the Companies and all parties hereto hereby consent to the giving of such notice;

         (f) this Agreement will be effective in spite of a failure of the Lenders to perfect or maintain the perfection or registration of the mortgages, charges and security interests under the Lenders' Security;

         (g) if both Lenders have commenced enforcement proceedings or are otherwise realizing upon any of the Lenders' Security, then the Lenders will co-operate with each other on such enforcement and realization with a view to minimizing enforcement costs. Such co-operation may include the appointment by each of the Lenders of an accounting firm acceptable to the Lenders as the receiver, receiver-manager or agent; and

         (h) any proceeds of collateral received by the Lenders, including insurance proceeds in respect of Assets subject to the Lenders' Security will be dealt with as proceeds of enforcement under this Agreement.

3.       AGREEMENTS OF THE COMPANIES

3.1      ACKNOWLEDGEMENTS AND CONSENTS


The Companies hereby agree as follows:

         (a) the Companies acknowledge the provisions of this Agreement and agree to be bound hereby, and not to make any payments, take any action or omit to take any action which would result in non-compliance by a Lender of its obligations hereunder, or sharing of proceeds;

         (b) nothing in this Agreement is intended to or shall impair, as between the Companies and each of the Lenders, the obligations of the Companies, which are unconditional and absolute, to pay to the Lenders the full amount of the obligations under or secured by the Lenders' Security to the Lenders as and when such obligations become due and payable; and

         (c) the Companies consent to the Lenders entering into this Agreement and dealing with security and sharing of proceeds and the Companies consent to the Lenders entering into any agreement among themselves which has the effect of amending rights and obligations of the Lenders under this Agreement provided that the substantive rights of the Companies are not materially affected thereby.

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4.       GENERAL PROVISIONS

4.1      DEALINGS WITH COMPANIES

The Lenders may grant time, renewals, extensions, releases and discharges to, accept compositions from and otherwise deal with the Companies, or either of them, as each Lender may see fit, the whole without notice to the other Lender and without prejudice to or in any way limiting or affecting the agreements on the part of the Lenders set forth in this agreement. Nothing in this Agreement will constitute either Lender an agent of the other, or the Lenders as partners of each other.

4.2      HEADINGS

The headings to the provisions of this agreement are inserted for convenience of reference only and shall not form part of nor affect the interpretation of this agreement.

4.3      FINANCING CHANGE STATEMENTS, ETC.

The Lenders authorize Bull, Housser & Tupper to complete and file as agents for each of the Lenders such financing change statements or other registration documents as may be necessary to record notice of this agreement in the British Columbia Personal Property Registry, Alberta Personal Property Registry and the Coal Administrators Office or elsewhere.

4.4      ENUREMENT

This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

4.5      NOTICES

Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be addressed and delivered to the parties at the addresses first stated above, unless a party gives written notice to the parties of a different address. Notices may be sent by fax or served personally, and in each case shall be deemed to be received on the day it is transmitted if the receiving party receives it before 4:00 P.M. (receiving party's local time) on a day that is a business day, and otherwise on the next business day following transmission or delivery.

4.6      TERMINATION

This Agreement shall be effective from the date written above and shall continue in full force and effect until the date on which it is terminated by the written agreement of the Lenders.

4.7      EXECUTION IN COUNTERPART

This Agreement may be signed by the parties in as many counterparts as may be necessary and delivered by facsimile each of which so signed will be deemed to be an original, and such counterparts together will constitute one and the same agreement.

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5.       GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF this agreement has been executed as of the day and year first above written.


FALLS MOUNTAIN COAL INC., by its                PINE VALLEY COAL LTD., by its
authorized signatory:                           authorized signatory:

-------------------------------------           --------------------------------
Name:                                           Name:



MITSUI MATSUSHIMA CANADA LTD., by its           MARUBENI CORPORATION, by its
authorized signatory:                           authorized signatory:

-------------------------------------           --------------------------------
Name:                                           Name:


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                                   SCHEDULE A

PART I - MITSUI SECURITY


         The security which is the subject of or derives its priority:

         (a)    from the financing statements registered:

                (i) in the British Columbia Personal Property Registry under base registration number 467826B; and

                (ii) in the Alberta Personal Property Registry under registration number 04050501370; and

         (b) with the Coal Administrator's Office on January 8, 2004 under event number 3204338.

PART II - MARUBENI SECURITY


         The security which is the subject of or derives its priority:

         (a)    from the financing statements registered:

                (i) in the British Columbia Personal Property Registry under base registration number __________; and

                (ii) in the Alberta Personal Property Registry under registration number ___________; and

         (b) with the Coal Administrator's Office on _______________ under number ___________